FOR IMMEDIATE RELEASE

Contact:	Jerry W. Nix, Executive Vice President — Finance (770) 612-2048

GENUINE PARTS COMPANY
REPORTS RECORD FIRST QUARTER RESULTS

Atlanta, Georgia, April 15, 2005 — Genuine Parts Company (NYSE: GPC) reported record sales and earnings for the first quarter ended March 31, 2005. Thomas C. Gallagher, Chairman, President and Chief Executive Officer, announced today that sales totaling $2.3 billion were up 7% compared to the first quarter of 2004. Net income for the quarter was $106.6 million, an increase of 6% over $100.2 million recorded in the same period of the previous year. Earnings per share on a diluted basis were 61 cents, up 7% compared to 57 cents for the first quarter last year.

Mr. Gallagher commented: “We are pleased to report that we are off to a solid start to 2005. Motion Industries, our Industrial Group, reported the strongest results, ending the quarter with a 13% sales increase. The Automotive Group reported a 4% increase for the period and S. P. Richards, our Office Products Group, improved sales 6%. EIS, our Electrical/Electronics Group, was up 1% for the quarter. The EIS revenues were impacted by the sale of a division in the Electronic side of their business during the quarter.”

Mr. Gallagher concluded: “Our balance sheet remains in excellent condition and the combination of working capital initiatives and solid earnings growth has enabled us to continue to generate strong cash flows. As we look forward, we continue to feel that market conditions are favorable for each of our businesses and we are positioned to have another good year in 2005.”

Conference Call

Genuine Parts Company will hold a conference call today at 11:00 a.m. EDT to discuss the results of the quarter and the future outlook. Interested parties may listen by dialing 877-422-4780, conference ID 5171608. A replay will also be available at 800-642-1687, conference ID 5171608, two hours after the completion of the conference call until 12:00 a.m. Eastern time on April 29, 2005.

Forward Looking Statements

Some statements in this release constitute forward-looking statements that are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that its forward-looking statements involve risks and uncertainties. The Company undertakes no duty to update its forward-looking statements, which reflect the Company’s beliefs, expectations, and plans as of the present. Actual results or events may differ materially from those indicated as a result of various important factors. Such factors include, but are not limited to, changes in general economic conditions, the growth rate of the market for the Company’s products and services, the ability to maintain favorable supplier arrangements and relationships, competitive product and pricing pressures, including internet-related initiatives, the effectiveness of the Company’s promotional, marketing and advertising programs, changes in laws and regulations, including changes in accounting and taxation guidance, the uncertainties of litigation, as well as other risks and uncertainties discussed from time to time in the Company’s filings with the Securities and Exchange Commission.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and in Canada through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes product nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S. and Mexico.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended March 31,
	2005	2004
	(Unaudited)
	(in thousands, except per share data)
Net sales	$2,342,201	$2,196,991
Cost of goods sold	1,605,721	1,510,080

	736,480	686,911
Selling, administrative & other expenses	564,270	524,514

Income before income taxes	172,210	162,397
Income taxes	65,612	62,198

Net income	$106,598	$100,199

Basic net income per common share	$.61	$.57
Diluted net income per common share	$.61	$.57
Weighted average common shares outstanding	174,772	174,320
Dilutive effect of stock options and non-vested restricted stock awards	1,264	580

Weighted average common shares outstanding – assuming dilution	176,036	174,900

GENUINE PARTS COMPANY and SUBSIDIARIES
SEGMENT INFORMATION AND FINANCIAL HIGHLIGHTS

	Three Months Ended March 31,
	2005	2004
	(Unaudited)
	(in thousands, except ratio analysis)

Net sales:
Automotive	$1,168,955	$1,126,551
Industrial	686,740	608,504
Office Products	410,929	386,790
Electrical/Electronic Materials	84,289	83,079
Other	(8,712)	(7,933)

Total net sales	$2,342,201	$2,196,991

Operating profit:
Automotive	$95,307	$93,261
Industrial	48,253	46,119
Office Products	46,027	43,754
Electrical/Electronic Materials	3,309	3,220

Total operating profit	192,896	186,354
Interest expense	(7,947)	(9,977)
Other, net	(12,739)	(13,980)

Income before income taxes	$172,210	$162,397

Capital expenditures	$20,768	$12,057

Depreciation and amortization	$17,071	$16,193

Current ratio	3.1/1	3.5/1

Total debt to total capitalization	16.3%	21.9%

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31,	March 31,
	2005	2004
	(Unaudited)
	(in thousands)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$157,817	$28,088
Trade accounts receivable	1,195,034	1,135,227
Merchandise inventories	2,149,814	2,129,236
Prepaid expenses and other current assets	186,837	172,469

TOTAL CURRENT ASSETS	3,689,502	3,465,020
Goodwill and other intangible assets	57,583	57,939
Other assets	404,300	350,928
Total property, plant and equipment, net	379,587	337,960

TOTAL ASSETS	$4,530,972	$4,211,847

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Trade accounts payable	$878,640	$697,919
Current portion long-term debt and other borrowings	897	36,900
Income taxes payable	98,994	70,627
Dividends payable	54,630	52,336
Other current liabilities	147,165	131,716

TOTAL CURRENT LIABILITIES	1,180,326	989,498
Long-term debt	500,000	625,000
Other long-term liabilities	112,305	65,781
Deferred income taxes	116,689	114,409
Minority interests in subsidiaries	53,052	51,129
Common stock	174,450	174,442
Retained earnings and other	2,394,150	2,191,588

TOTAL SHAREHOLDERS’ EQUITY	2,568,600	2,366,030

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,530,972	$4,211,847

Note: Certain balance sheet reclassifications have been made to prior year amounts to conform to current year presentation.

GENUINE PARTS COMPANY and SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months
	Ended March 31,
	2005	2004
	(Unaudited)
	(in thousands)

OPERATING ACTIVITIES:
Net income	$106,598	$100,199

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,071	16,193
Other	2,525	2,517
Changes in operating assets and liabilities	(9,983)	(37,782)

NET CASH PROVIDED BY OPERATING ACTIVITIES	116,211	81,127

INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(20,768)	(12,057)
Other	6,804	-0-

NET CASH USED IN INVESTING ACTIVITIES	(13,964)	(12,057)

FINANCING ACTIVITIES:
Net payments on credit facilities	(71)	(15,733)
Stock options exercised	4,162	11,119
Dividends paid	(52,495)	(51,331)
Purchase of stock	(30,966)	(430)

NET CASH USED IN FINANCING ACTIVITIES	(79,370)	(56,375)

NET INCREASE IN CASH AND CASH EQUIVALENTS	22,877	12,695
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	134,940	15,393

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$157,817	$28,088